UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

Information Statement Pursuant to Rules 13d-1 and 13d-2
Under the Securities Exchange Act of 1934
(Amendment No. )*

Ciena Corporation
(Name of Issuer)

Common Stock
(Title of Class of Securities)

171779309
(CUSIP Number)

August 11, 2008
Date of Event Which Requires Filing of the Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
[X]	Rule 13d-1(c)
☐	Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 171779309	13G	Page 2 of 17 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Investment Group, L.L.C.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited liability company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,692,990 shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 5.0%(1) as of the date of this filing
12.	TYPE OF REPORTING PERSON OO; HC

(1)
Based on 90,154,787 outstanding shares of the Common Stock of Issuer, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2008, as filed with the Securities and Exchange Commission on June 6, 2008.

Cusip No. 171779309	13G	Page 2 of 17 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Investment Group II, L.L.C.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited liability company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,692,990 shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 5.0%(2) as of the date of this filing
12.	TYPE OF REPORTING PERSON OO; HC

(2) See footnote 1 above.

Cusip No. 171779309	13G	Page 3 of 17 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,692,990 shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 5.0%(3) as of the date of this filing
12.	TYPE OF REPORTING PERSON PN; HC

(3) See footnote 1 above.

Cusip No. 171779309	13G	Page 4 of 17 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Kenneth Griffin
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,692,990 shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 5.0%(4) as of the date of this filing
12.	TYPE OF REPORTING PERSON IN; HC

(4) See footnote 1 above.

Cusip No. 171779309	13G	Page 5 of 17 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Holdings I LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,692,990 shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 5.0%(5) as of the date of this filing
12.	TYPE OF REPORTING PERSON PN; HC

(5) See footnote 1 above.

Cusip No. 171779309	13G	Page 6 of 17 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Holdings II LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,692,990 shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 5.0%(6) as of the date of this filing
12.	TYPE OF REPORTING PERSON PN; HC

(6) See footnote 1 above.

Cusip No. 171779309	13G	Page 7 of 17 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Advisors LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited liability company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,692,990 shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 5.0%(7) as of the date of this filing
12.	TYPE OF REPORTING PERSON OO; HC

(7) See footnote 1 above.

Cusip No. 171779309	13G	Page 8 of 17 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Equity Fund Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,692,990 shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 5.0%(8) as of the date of this filing
12.	TYPE OF REPORTING PERSON CO

(8) See footnote 1 above.

Cusip No. 171779309	13G	Page 9 of 17 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Derivatives Group LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited liability company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,692,990 shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 5.0%(9) as of the date of this filing
12.	TYPE OF REPORTING PERSON OO; BD

(9) See footnote 1 above.

Cusip No. 171779309	13G	Page 10 of 17 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Derivatives Trading Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,692,990 shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 5.0%(10) as of the date of this filing
12.	TYPE OF REPORTING PERSON CO

(10) See footnote 1 above.

Cusip No. 171779309	13G	Page 12 of 17 Pages

Item 1(a)	Name of Issuer:	Ciena Corporation
1(b)	Address of Issuer’s Principal Executive Offices:
1201 Winterson Road
Linthicum, Maryland 21090

Item 2(a)	Name of Person Filing(11)
Item 2(b)	Address of Principal Business Office
Item 2(c)	Citizenship

Citadel Investment Group, L.L.C.
131 S. Dearborn Street
32nd Floor
Chicago, Illinois 60603
Delaware limited liability company

Citadel Investment Group II, L.L.C.
131 S. Dearborn Street
32nd Floor
Chicago, Illinois 60603
Delaware limited liability company

Citadel Limited Partnership
131 S. Dearborn Street
32nd Floor
Chicago, Illinois 60603
Delaware limited partnership

Kenneth Griffin
131 S. Dearborn Street
32nd Floor
Chicago, Illinois 60603
U.S. Citizen

Citadel Holdings I LP
c/o Citadel Investment Group II, L.L.C.
131 S. Dearborn Street
32nd Floor
Chicago, Illinois 60603
Delaware limited partnership

(11) Citadel Holdings Ltd., a Cayman Islands company (“CH”), is majority owned by Citadel Kensington Global Strategies Fund Ltd., a Bermuda company (“CKGSF”). Citadel Equity Fund Ltd. (“CEF”) is a subsidiary of CH. CKGSF and CH do not have control over the voting or disposition of securities held by CEF. Citadel Derivatives Group LLC (“CDG”) is majority owned by Citadel Derivatives Group Investors, LLC, a Delaware limited liability company (“CDGI”). CDGI does not have control over the voting or disposition of securities held by CDG. Citadel Derivatives Trading Ltd. (“CDT”) is majority owned by CLP Holdings LLC, a Delaware limited liability company (“CLPH”). CLPH does not have control over the voting or disposition of securities held by CDT.

Cusip No. 171779309	13G	Page 13 of 17 Pages

Citadel Holdings II LP
c/o Citadel Investment Group II, L.L.C.
131 S. Dearborn Street
32nd Floor
Chicago, Illinois 60603
Delaware limited partnership

Citadel Advisors LLC
c/o Citadel Investment Group II, L.L.C.
131 S. Dearborn Street
32nd Floor
Chicago, Illinois 60603
Delaware limited liability company

Citadel Equity Fund Ltd.
c/o Citadel Investment Group, L.L.C.
131 S. Dearborn Street
32nd Floor
Chicago, Illinois 60603
Cayman Islands company

Citadel Derivatives Group LLC
c/o Citadel Investment Group II, L.L.C.
131 S. Dearborn Street
32nd Floor
Chicago, Illinois 60603
Delaware limited liability company

Citadel Derivatives Trading Ltd.
c/o Citadel Investment Group II, L.L.C.
131 S. Dearborn Street
32nd Floor
Chicago, Illinois 60603
Cayman Islands company

2(d) Title of Class of Securities:

Common Stock, par value $0.01 per share

2(e) CUSIP Number:   171779309

Item 3  If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act;
(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act;

Cusip No. 171779309	13G	Page 14 of 17 Pages

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Exchange Act;
(d)	☐	Investment company registered under Section 8 of the Investment Company Act;
(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box.         ☒

Item 4  Ownership:

CITADEL INVESTMENT GROUP, L.L.C.
CITADEL INVESTMENT GROUP II, L.L.C.
CITADEL LIMITED PARTNERSHIP
KENNETH GRIFFIN
CITADEL HOLDINGS I LP
CITADEL HOLDINGS II LP
CITADEL ADVISORS LLC
CITADEL EQUITY FUND LTD.
CITADEL DERIVATIVES GROUP LLC
CITADEL DERIVATIVES TRADING LTD.

(a) Amount beneficially owned:

4,692,990 shares

(b) Percent of Class:

Approximately 5.0%(12) as of the date of this filing

(c) Number of shares as to which such person has:

(i) sole power to vote or to direct the vote:

0

(12)	See footnote 1 above.

Cusip No. 171779309	13G	Page 15 of 17 Pages

(ii) shared power to vote or to direct the vote:

See Item 4(a) above.

(iii) sole power to dispose or to direct the disposition of:

0

(iv) shared power to dispose or to direct the disposition of:

See Item 4(a) above.

Item 5 Ownership of Five Percent or Less of a Class:

Not Applicable.

Item 6 Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

See Item 2 above.

Item 8 Identification and Classification of Members of the Group:

Not Applicable.

Item 9 Notice of Dissolution of Group:

Not Applicable.
Item 10 Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

* Adam C. Cooper is signing on behalf of Kenneth Griffin as attorney-in-fact pursuant to a power of attorney previously filed with the Securities and Exchange Commission on November 19, 2002, and hereby incorporated by reference herein. The power of attorney was filed as an attachment to a filing by Citadel Limited Partnership on Form 3 for Metals USA, Inc.

Cusip No. 171779309	13G	Page 16 of 17 Pages

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 19th day of August, 2008

KENNETH GRIFFIN

By: /s/ Adam C. Cooper
Adam C. Cooper, attorney-in-fact*

CITADEL LIMITED PARTNERSHIP

By: Citadel Investment Group, L.L.C.,
its General Partner

By: /s/ Adam C. Cooper
Adam C. Cooper, Authorized Signatory

CITADEL DERIVATIVES GROUP LLC

By: Citadel Holdings I LP,
its Manager

By: Citadel Investment Group II, L.L.C.,
its General Partner

By: /s/ Adam C. Cooper
Adam C. Cooper, Authorized Signatory

CITADEL INVESTMENT GROUP II, L.L.C.

By: /s/ Adam C. Cooper
Adam C. Cooper, Authorized Signatory

CITADEL HOLDINGS I LP

By: Citadel Investment Group II, L.L.C.,
its General Partner

By: /s/ Adam C. Cooper
Adam C. Cooper, Authorized Signatory

CITADEL EQUITY FUND LTD.

By: Citadel Limited Partnership,
its Portfolio Manager

By: Citadel Investment Group, L.L.C.,
its General Partner

By: /s/ Adam C. Cooper
Adam C. Cooper, Authorized Signatory

CITADEL INVESTMENT GROUP, L.L.C.

By: /s/ Adam C. Cooper
Adam C. Cooper, Authorized Signatory

CITADEL DERIVATIVES TRADING LTD.

By: Citadel Advisors LLC,
its Portfolio Manager

By: Citadel Holdings II LP,
its Sole Managing Member

By: Citadel Investment Group II, L.L.C.,
its General Partner

By: /s/ Adam C. Cooper
Adam C. Cooper, Authorized Signatory

Cusip No. 171779309	13G	Page 17 of 17 Pages

CITADEL HOLDINGS II LP By: Citadel Investment Group II, L.L.C., its General Partner By: /s/ Adam C. Cooper Adam C. Cooper, Authorized Signatory	CITADEL ADVISORS LLC By: Citadel Holdings II LP, its Sole Managing Member By: Citadel Investment Group II, L.L.C., its General Partner By: /s/ Adam C. Cooper Adam C. Cooper, Authorized Signatory